Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated February 25, 2009 on the financial statements of The Yacktman Funds, Inc., comprised of The Yacktman Fund and The Yacktman Focused Fund as of December 31, 2008 and for the periods indicated therein and to the references to our firm in the prospectus and the Statement of Additional Information in this Post-Effective Amendment to The Yacktman Funds, Inc., Registration Statement on Form N-1A.

/s/ Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.
Westlake, Ohio
April 29, 2009